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                               IMNET SYSTEMS, INC.
                   1996 EMPLOYEE DISCOUNT STOCK PURCHASE PLAN

                                     PURPOSE

SECTION 1 - Purpose of the Plan. The purpose of the IMNET Systems, Inc. 1996 Employee Discount Stock Purchase Plan (the "Plan") is to provide the eligible employees of IMNET Systems, Inc. ("IMNET"), and certain of its subsidiaries, an opportunity through regular payroll savings to acquire IMNET Common Stock at a discount from market price, and thereby to develop a continued interest in the success of IMNET. This Plan was adopted by the Board of Directors on November 6, 1996 and is subject to the approval of the IMNET stockholders.

                                   DEFINITIONS

SECTION 2 - Definitions. As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

                  2.1 "Beneficiary" shall mean the person, if any, named on the Payroll Deduction Authorization form by a Participant according to the Plan provisions to receive benefits in the event of the death of such Participant. If no Beneficiary is named, the Participant's estate shall receive any such benefits.

                  2.2 "Board" shall mean the Board of Directors of IMNET.

                  2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  2.4 "Common Stock" shall mean the class of stock which, at the effective date of this Plan, is designated IMNET Common Stock, par value $.01, and stock of any other class or classes into which such common stock may thereafter be changed or reclassified.

                  2.5 "Company" shall mean IMNET and any corporation that is now, or subsequently becomes, a Subsidiary Corporation or Parent Corporation of IMNET if the Board designates employees of such Parent Corporation or Subsidiary Corporation as entitled to participate in the Plan. As of November 6, 1996, there is no Parent Corporation and the Subsidiary Corporations designated by the Board whose employees are eligible to participate in the Plan are IMNET/LaserARC, Inc., IMNET/Evergreen Technologies, Inc., and IMNET California Acquisition Corporation.

                  2.6 "Compensation" shall mean an Eligible Employee's regular straight time and overtime earnings received from the Company during the Plan Year, exclusive of incentive compensation, bonus payments, commissions and any other type of earnings received during the Plan Year; provided, however, that the Board may determine, in its sole discretion to expand the definition of Compensation to include any of the foregoing.

                  2.7 "Eligible Employee" shall mean any person who is receiving remuneration through the Company's payroll system for services rendered to the Company or who is on an approved leave of absence and the duration of such leave has not exceeded twelve (12) weeks; provided, however, that a person shall not be an "Eligible Employee" if his customary employment is for not more than twenty
                           (20) hours per week or for not more than five (5) months in any calendar year; provided further, however that in no event shall any person who owns, within the meaning of Section 423(b)(3) of the Code, stock possessing five percent (5%) or more of the total combined voting power or value of all


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                           classes of stock of IMNET or of any Parent
                           Corporation or Subsidiary Corporation of IMNET be an Eligible Employee.

                  2.8 Parent Corporation" shall have the meaning set forth in Section 424(e) of the Code.

                  2.9 "Participant" shall mean any Eligible Employee who has elected to participate in the Plan by filing a Payroll Deduction Authorization form as provided in the Plan.

                  2.10 "Payroll Deduction Authorization" shall mean the form prescribed by the Board for use by Eligible Employees to authorize payroll deductions, to specify the payroll deduction amount and to designate a Beneficiary, if any, all as provided in this Plan.

                  2.11 "Plan" shall mean the IMNET 1996 Employee Discount Stock Purchase Plan, the terms and provisions of which are herein set forth, as the same may be amended from time to time.

                  2.12 "Plan Period" shall mean one or more Plan Periods established pursuant to Section 3.2. Initially, the Plan Year shall be divided into two equal Plan Periods, the first commencing January 1 of each Plan Year and ending on June 30, and the second commencing on July 1 of each Plan Year and ending on December 31.

                  2.13 "Plan Year" shall mean the 12-month period commencing each January 1 and ending on December 31, with the first Plan Year commencing January 1, 1997.

                  2.14 "Proper Notice" shall mean delivery to the Board of notice of any action requested by the Participant on the form provided by the Board for the specified action no later than fifteen (15) days before the requested action.

                  2.15 "Stock Purchase Account" shall mean the account maintained for each Participant pursuant to Section
                           3.7 hereof.

                  2.16 "Stock Value" shall mean the average of the bid and ask prices as reported by the National Association of Securities Dealers, Inc. in the Wall Street Journal for a particular day, provided, however, if there was no activity on that day, the stock is valued on the next subsequent day with activity.

                  2.17 "Subsidiary Corporation"shall have the meaning set forth in Section 424(f) of the Code.

                          ELIGIBILITY AND PARTICIPATION

Section 3 - Eligibility and Participation.

                  3.1 ELIGIBILITY. Any Eligible Employee may become a Participant in the Plan as of the beginning of any Plan Period only by filing with the Company not less than fifteen days prior thereto the Payroll Deduction Authorization form which shall constitute the employee's election to participate in the Plan for the specified Plan Period only; provided, however, that in the Board's discretion the Payroll Deduction Authorization form may be submitted less than fifteen days prior to January 1, 1997. Only Eligible Employees may participate in this Plan.

                  3.2 PLAN PERIODS. The Plan currently provides for two Purchase Periods as set forth at Section 2.12; however, in the discretion of the Board of Directors, the Plan Year may be subdivided into from one to four Plan Periods, with each period having equal duration


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                          of months. In the event that revised Plan Periods are
                          designated, any references herein to "Plan Periods" shall be deemed to be references to such revised Plan Periods. In such event, all requirements related to events occurring with respect to either the first or last day of the Plan Period shall be deemed to refer to the first and/or last day, respectively, of the respective revised Plan Periods.

                  3.3 ENTRY DATE. Entry dates for Eligible Employees to become a Participant in the Plan shall be on the first day of each Plan Period, as determined pursuant to Section 3.1 and 3.2 hereof.

                  3.4      PAYROLL DEDUCTIONS.

                           3.4.1 GENERAL METHOD OF PAYROLL DEDUCTIONS. Amounts will be accumulated for the acquisition of Common Stock on behalf of each Participant during each Plan Period only by after-tax payroll deductions from a Participant's Compensation. The election of each Participant with respect to the amount to be accumulated on behalf of the Participant shall be contained in the Participant's Payroll Deduction
                                    Authorization form.  Subject to the
                                    limitations in Section 3.4.2  and 5.1
                                    hereof, each Participant may authorize a payroll deduction of any whole percentage of the Participant's Compensation of between (1%) and twenty-five percent (25%) of the Participant's Compensation payable during each pay period in the Plan Period. All payroll deductions made by a Participant shall be credited to a Stock Purchase Account maintained by IMNET in the name of the Participant. In no event shall interest accrue or be payable with respect to payroll deductions credited to a Participant's Stock Purchase Account.

                           3.4.2    LIMITATIONS ON PAYROLL DEDUCTIONS AND
                                    AMOUNT OF COMMON STOCK.   The Board may,
                                    but need not, specify by notice to all
                                    Eligible Employees prior to the first
                                    day of any Plan Period, a maximum number of shares of Common Stock that any Participant shall be permitted to acquire pursuant to the Plan in any Plan Period, which maximum need not be the same for every Plan Period. In addition, under no circumstances may any Participant acquire stock under this Plan and all other stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary Corporation or Parent Corporation in excess of $25,000 in fair market value of stock (determined as of the time any such right to acquire stock is deemed to be granted pursuant to Section 423(b)(8) of the Code) for any calendar year in which the Participant is eligible to purchase Common Stock pursuant to this Plan.

                  3.5 CHANGE IN PAYROLL DEDUCTION. The percentage payroll deduction designated by a Participant shall continue in effect for the entire Plan Period, unless the Participant withdraws from the Plan in accordance with Section 3.6 hereof.

                  3.6      WITHDRAWAL.

                           3.6.1 TERMINATION OF EMPLOYMENT, OTHER THAN DUE TO DEATH, DISABILITY, LEAVE OF ABSENCE OR RETIREMENT. When a Participant ceases to be an Eligible Employee, for reasons other than death, or termination of employment due to disability, retirement, or approved leave of absence his or her participation in the Plan shall terminate effective as of such date and the total amount credited to his or her Stock Purchase Account as of that date will be returned without interest to the Participant as soon as reasonably practicable following such termination.


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                           3.6.2    DEATH, DISABILITY, RETIREMENT OR LEAVE
                                    OF ABSENCE.  When a Participant ceases
                                    to be an Eligible Participant due to
                                    death, disability, or retirement,
                                    participation in the Plan terminates
                                    effective as of such date. At the option of any such Participant, or the Participant's Beneficiary, where applicable, the total amount credited to the Participant's Stock Purchase Account shall be either returned without interest to the Participant or the Participant's Beneficiary, where applicable, as soon as reasonably possible following the Participant's request, or held in the Plan until the end of the current Plan Period and used to purchase Common Stock in accordance with Section 3.8 hereof. When a Participant ceases to be an Eligible Employee by reason of an approved leave of absence, participation in the Plan shall terminate effective as of the first day after twelve weeks of such leave in the event that the Participant does not again become an Eligible Employee after twelve weeks of such leave and the total amount credited to his or her Stock Purchase Account as of that date will be returned without interest to the Participant as soon as reasonably practicable following such termination. Any person whose participation in the Plan was terminated pursuant to this Section 3.6.2 during any Plan Period and who subsequently becomes an Eligible Employee during such Plan Period upon returning to employment from disability or a leave of absence may not participate in the Plan during such Plan Period but may participate in the Plan during a subsequent Plan Period provided he or she meets the eligibility requirements of the Plan.

                           3.6.3    VOLUNTARY TERMINATION OF PAYROLL
                                    DEDUCTIONS.  At any time during the Plan
                                    Period, a Participant may terminate his
                                    or her participation in the Plan for the current Plan Period by filing the Proper Notice and in such event there will be no further payroll deductions from the Participant's Compensation during the current Plan Period, at the
                                    Participant's option, the total amount
                                    credited to his or her Stock Purchase
                                    Account shall be either returned to the
                                    Participant as soon as reasonably possible following the Participant's request, or held in the Plan until the end of the current Plan Period and used to purchase Common Stock pursuant to Section 3.8 hereof; and the Participant may participate in the Plan during a subsequent Plan Period provided he or she meets the eligibility requirements of the Plan.

                  3.7 PARTICIPANT RECORDS. IMNET's Chief Financial Officer or other person designated by the Board shall create and maintain adequate records concerning each Participant's Stock Purchase Account. Such records shall contain such information as herein described, as well as other information the Board deems advisable. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purposes, and the Company shall not be obligated to segregate such funds.

                  3.8 PURCHASE OF COMMON STOCK. The cash balance reflected in each Participant's Stock Purchase Account shall be used to purchase for such account whole shares of Common Stock immediately after the close of each Plan Period, as the Board shall
                           direct.   All purchases of Common Stock under the
                           Plan for each Plan Period must be effected no later than three (3) months after the last day of said Plan Period. To the extent that the Participant's Stock Purchase Account balance would result in the purchase of shares of Common Stock in excess of the maximum amount permitted in Sections 3.4 or 5.1 hereof, said excess cash shall be returned to the Participant at the time the Common Stock is distributed to him.



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                  3.9      STOCK PURCHASE PRICE.  The Stock Purchase Price in
                           any Plan Period will be equal to eighty-five percent (85%) of the lower of the Stock Value on the first day or the last day of such Plan Period; provided, however, that in the event the Board does not establish, pursuant to Section 3.4.2 hereof, a maximum number of shares of Common Stock per Participant that may be acquired during any Plan Period, the Stock Purchase Price for such Offering Period shall be equal to eighty-five percent (85%) of the stock value on the last day of such Plan Period. In the event of a change in the Company's capitalization, such as a stock dividend or stock split-up, the Stock Purchase Price shall be adjusted proportionately. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be deemed equitable by the Board.

                  3.10 VESTING. The total amounts held in each Participant's Stock Purchase Account shall at all times be fully vested in the Participants concerned.

                  3.11 TRANSFERABILITY. Amounts credited to a Participant's Stock Purchase Account may not be assigned, transferred or pledged in any way, except by will or by the laws of descent and distribution upon the Participant's death, and any attempted assignment, transfer, pledge or other disposition of such amounts shall be null and void. During a Participant's lifetime, only the Participant may exercise the rights to purchase Common Stock under this Plan.

                  3.12 DISTRIBUTION IN STOCK. Except as otherwise provided in Section 3.6 hereof, all benefits shall be payable in whole shares of Common Stock issued in the name of each participant or Beneficiary, if applicable, with cash paid in lieu of fractional shares, as soon as practical after the end of each Plan Period.

                  3.13 FOREIGN EMPLOYEES. The Board may provide for such special terms for Participants who are foreign nationals, or who are employed by the Company outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; PROVIDED, HOWEVER, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company, or which would cause the Plan to fail to meet the requirements of Section 423 of the Code.

                                 ADMINISTRATION

Section 4 - Administration

                  4.1 BOARD OF DIRECTORS. The Plan shall be administered by the Board. The Board shall have authority to establish, administer and interpret such rules with respect to the Plan that it deems appropriate or necessary, including without limitation, rules providing for payroll deductions. Any decision of the Board with respect to such rules and the interpretation, construction, administration and application of the Plan shall be conclusive and binding. The Company shall pay all costs of administration of the Plan, including any reasonable expenses incurred by members of the Board in the performance of their duties.

                  4.2 PLAN TERMINATION AND AMENDMENT. The Board may terminate the Plan at any time and may amend the Plan in any respect at any time or from time to time, except that the


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                           Board may not without the approval of the Company's
                           stockholders, alter the maximum number of shares of Common Stock to be sold pursuant to the Plan; provided, however, that no such termination or amendment shall adversely affect the rights of any Participant with respect to amounts previously credited to his Stock Purchase Account.

                            MAXIMUM NUMBER OF SHARES

Section 5 - Maximum Number of Shares.

                  5.1 The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 300,000 shares of Common Stock, which number shall be subject to adjustment as provided in Section
                           5.8 hereof. Such shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of shares of Common Stock which would otherwise be available for sale pursuant to the Plan after the close of any Plan Period exceeds the number of Shares then available under the Plan, the Board shall make a pro rata allocation of the shares of Common Stock remaining available in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Board shall give written notice to each Participant of such reduction of the number of shares of Common Stock affected thereby and the balance of payroll deductions credited to a Participant's Stock Purchase Account shall be returned to the Participant.

                                  MISCELLANEOUS

Section 6 -  Miscellaneous

                  6.1 OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any incentive or other compensation plans in effect for the Company nor shall the adoption of the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

                  6.2 PLAN BINDING ON SUCCESSORS. The Plan shall be binding upon the successors and assigns of the Company.

                  6.3 SINGULAR, PLURAL, GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

                  6.4 HEADINGS, ETC., NOT PART OF PLAN. Headings of articles and paragraphs hereof are inserted for convenience and reference; they constitute no part of the Plan.

                  6.5 NO CONTRACT OF EMPLOYMENT. This Plan shall not constitute a contract of employment, and the participation herein by any Employee shall not of itself create any rights of future employment with the Company. The Company remains free to terminate the employment of any Participant according to its standard employment practices.

                  6.6 RIGHTS AS A STOCKHOLDER. No participant shall possess any rights of a stockholder in the Company as to Common Stock being purchased under this Plan until said Common Stock has been issued to him in accordance with the terms hereof.

                  6.7 INVESTMENT REPRESENTATIONS. No shares of Common Stock shall be issued pursuant to this Plan unless and until the Participant or Beneficiary to whom issuance is to be made shall have executed any letter or agreement required by the Company for the purpose of stating the investment intentions of said individual with regard to the Common Stock. The Company may, on advice of its counsel, waive this requirement.


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                  6.8      ADJUSTMENTS FOR STOCK SPLIT, ETC.  In the event
                           that the outstanding shares of Common Stock of the Company are changed into or exchanged for a different number of shares of Common Stock by reason of recapitalization, combination of shares, stock split-up, stock dividend or similar action, then the maximum number of shares which may be purchased pursuant to Section 5.1 hereof and the stock purchase price pursuant to Section 3.9 hereof shall, without further action of the Board, including, without limitation, amendment of this Plan, be proportionately adjusted in a manner identical to the changes in the outstanding number of shares of Common Stock and in the Stock Value.

                  6.9 GOVERNING LAW. The validity construction and effect of the Plan and any rules or regulations relating to the Plan will be determined in accordance with laws of the state of Georgia, without giving effect to the principles of conflicts of laws, and applicable Federal Law.

                  6.10 COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS. The Plan, the granting and exercise of rights hereunder, and the other obligations of the Company and its representatives under the Plan will be subject to all applicable Federal and State laws, rules and regulations and to such approvals by or registrations with any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of shares of Common Stock upon the exercise of rights hereunder and until completion of such registration or qualification of such shares of Common Stock or other required action under any federal or state security law, rule or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the shares of Common Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules and regulations, designation or listing requirements or other contractual obligations.

                  6.11 COSTS. With the exception of reasonable fees which may be imposed upon Participants in connection with the withdrawal of shares Common Stock in the form of stock certificates, costs and expenses incurred in the administration of the Plan and the maintenance of accounts in connection therewith will be paid by the Company. Any brokerage fees and commissions for the purchase of Common Stock under the Plan, will be paid by the Company, but any brokerage fees and commissions for the sale of shares of Common Stock acquired under the Plan by a Participant will be borne by such Participant.


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